Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated September 2, 2020, relating to the balance sheet of PropTech Investment Corporation II as of August 27, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 6, 2020 (inception) through August 27, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 13, 2020